Exhibit 99.1

VERITAS DGC INC. APPOINTS NEW DIRECTOR

Houston, Texas – May 12, 2005 – Veritas DGC Inc. (NYSE & TSX: VTS) today announced that Terence K. Young has been appointed to the Company’s Board of Directors.

Mr. Young, 58, is currently a professor and head of the Department of Geophysics at the Colorado School of Mines and has served as such since 2000.  From 1983 until 2000, Mr. Young was employed by Mobil Research and Development Corporation in a variety of roles, the last of which was as a visiting scholar at the Institute for Statistics and Its Applications, Carnegie Mellon University.  From 1982 to 1983, he served as a research geophysicist with Compagnie Générale de Géophysique, from 1979 to 1982, he served as assistant professor, Colorado School of Mines, and from 1969 to 1974 was a pilot and flight instructor in the United States Navy.  Mr. Young is also the president-elect of the Society of Exploration Geophysicists.

The appointment of Mr. Young brings the number of the Company’s directors to nine.

Thierry Pilenko, Chairman and Chief Executive Officer commented: “I am very pleased with Terry’s appointment to our Board.  His reputation in our industry and his deep understanding of geophysical technologies enhance our Board’s strategic breadth.  This appointment clearly demonstrates Veritas’ continuing commitment to quality and innovation.”

Veritas DGC Inc., headquartered in Houston, Texas, is a leading provider of integrated geophysical, geological and reservoir technologies to the petroleum industry worldwide.

For additional information regarding Veritas DGC Inc., please visit www.veritasdgc.com or contact:

Mindy Ingle, Investor Relations, (832) 351-8821